AMENDMENT TO AMENDED AND RESTATED DECLARATION OF TRUST OF
FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

The text of Article III, Section 3.1 of the Declaration of Trust, prior to the amendment thereof effected hereby, stated as follows:

“3.1         Annual Meeting and Special Meetings

(a)       Shareholders’ annual meeting shall be held at the principal office of the Trust, or such other place as the Trustees may designate, on any business day during the period April 1st to April 15th, inclusive, of each year.

(b)       A special meeting shall be called upon the request of a majority of the Trustees, giving shareholders not less than ten (10) days written notice of the time, place and purpose of the meeting.”

was amended to read as follows:

“3.1       Annual Meeting and Special Meetings

(a)       Shareholders’ annual meeting shall be held at the principal office of the Trust, or such other place as the Trustees may designate, on any business day during the period April 1st to April 15th, inclusive, of each year.

(b)       A special meeting shall be called upon the request of a majority of the Trustees, giving shareholders not less than ten (10) days written notice of the time, place and purpose of the meeting.

(c)       In the sole discretion of the Trustees, and subject to such guidelines, restrictions and procedures as the Trustees may adopt, the Trustees may determine to permit shareholders not physically present at an annual or special meeting of shareholders to, by means of remote communication:

(i)       Participate in an annual or special meeting of shareholders; and

(ii)       Be deemed present in person and vote at an annual or special meeting of shareholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (1) the Trust shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder, (2) the Trust shall implement reasonable measures to provide shareholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (3) if any shareholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Trust.

(d)       To the extent not prohibited by applicable law, and subject to such guidelines, restrictions and procedures as the Trustees may adopt, the Trustees may, in their sole discretion, determine that any annual or special meeting of the shareholders shall not be held at any place, but may instead be held solely by means of remote communication.

(e)       To the extent not prohibited by applicable law, the Trustees may, in their sole discretion, and subject to such guidelines, restrictions and procedures as the Trustees may adopt, determine that the inspector of election for any annual or special meeting of the shareholders may attend and execute the duties of the inspector of election at such annual or special meeting by means of remote communication.”

Adopted as of: April 1, 2020